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                                                                     EXHIBIT 5.2

          [Letterhead of Skadden, Arps, Slate, Meagher & Flom (UK) LLP]

Solo Cup Company
1700 Old Deerfield Road
Highland Park, Illinois 60035

                                                                   24 June, 2004

Dear Sirs,

RE: REGISTRATION STATEMENT ON FORM S-4 OF SOLO CUP COMPANY AND CERTAIN SUBSIDIARIES OF SOLO CUP COMPANY

1. We are acting as special English legal advisers to Solo Cup Company (the "COMPANY"), a Delaware Corporation, in connection with the public offering of $325,000,000 aggregate principal amount of the Company's 8 1/2% Senior Subordinated Notes due 2014 (the "EXCHANGE NOTES") and related guarantees by the Note Guarantors (as defined below) (the "GUARANTEES"). The Exchange Notes and the Guarantees are to be issued pursuant to an exchange offer (the "EXCHANGE OFFER") in exchange for a like principal amount of the issued and outstanding 8 1/2% Senior Subordinated Notes due 2014 of the Company (the "ORIGINAL NOTES"), together with guarantees thereof by the Note Guarantors, issued under an Indenture dated as of February 27, 2004 (the "INDENTURE") among the Company, the subsidiaries of the Company listed on the signature pages thereto (the "INITIAL GUARANTORS") and U.S. Bank National Association, a nationally chartered banking association, as trustee (the "TRUSTEE"), as amended by the First Supplemental Indenture, dated June 18, 2004 (the "SUPPLEMENTAL INDENTURE"), among (i) the Company,
     (ii) certain entities organized under the laws of the United States (collectively, the "U.S. GUARANTORS"), (iii) the entities listed on
     Schedule 1 hereto (collectively, the "UK GUARANTORS" and, together with the U.S. Guarantors, the "NOTE GUARANTORS") and (iv) the Trustee, as contemplated by the Registration Rights Agreement, dated as of February 27, 2004 (the "Registration Rights Agreement"), by and among the Company, the Initial Guarantors, Banc of America Securities LLC, Citigroup Global Markets Inc., Harris Nesbitt Corp., ABN AMRO Incorporated, Rabo-Securities USA, Inc. and Tokyo-Mitsubishi International plc.

2. This opinion is being furnished to you in accordance with the requirements of Item 60l(b)(5) of Regulation S-K under the U.S. Securities Act of 1933, as amended (the "SECURITIES ACT").

3.   In connection with this opinion, we have examined the documents listed in
     Schedule 2 hereto (the "DOCUMENTS") and such other documents as we consider appropriate for the purpose of this opinion and we have relied upon the statements as to factual

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     matters contained in or made pursuant to each of the above-mentioned documents. We express no opinion as to any agreement, instrument or other document other than as and only to the extent specified in this letter. Other than the matters as to which we express an opinion in paragraph 6(d) below, we have not investigated whether any parly to any of the Documents is or will be, by reason of the transactions contemplated by the Documents, in breach of any of their obligations under any agreement or document.

4. This opinion is limited to English law as currently applied by the English courts and is given on the basis that it will be governed by and construed in accordance with English law as at the date of this opinion. Accordingly, we express no opinion herein with regard to any other system of law. In particular, we express no opinion on European Union law as it affects any jurisdiction other than England. To the extent that the laws of any other jurisdiction may be relevant, we express no opinion as to such laws, we have made no investigation thereof, and our opinion is subject to the effect of such laws. It should be understood that we have not been responsible for investigating or verifying the accuracy of any facts or the reasonableness of any statement of opinion or intention contained in or relevant to any document set forth in Schedule 2 to this opinion or any other agreement or document.

ASSUMPTIONS

5. In considering the Documents and for the purpose of rendering this opinion we have with your consent and without any further enquiry assumed:

     (a)  the legal capacity of all natural persons;

     (b) the genuineness of all signatures on, and the authenticity and completeness of, all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic or facsimile copies and the authenticity of the originals of such latter documents;

     (c) that, where a document has been examined by us in draft or specimen form, it will be or has been executed, published or made available (as the case may be) in the form of that draft or specimen;

     (d) that each of the statements contained in the certificate of a Director of each of the UK Guarantors, dated 24 June 2004 are true and correct as at the date hereof;

     (e) that all consents, approvals, notices, filings, recordations, publications and registrations which are necessary under any applicable laws or regulations in order to permit the execution, delivery or performance of the Document, have been or will be duly made or obtained within the period permitted by such laws or regulations;

     (f) no fraud, coercion, undue influence or duress exists or was exerted resulting in the entry into of the Documents, such as to render any or all of them void or voidable;

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     (g)  that the directors of each of the UK Guarantors in authorising the execution of the Documents have exercised their powers in accordance with their duties under all applicable laws and the memorandum and articles of association of such UK Guarantor;

     (h) that, other than to the extent it is a matter upon which we expressly opine herein, the representations and warranties given by each party contained in the Documents are and continue to be true, correct, accurate and complete;

     (i) that the terms of the Documents are observed and performed by the parties thereto and that all conditions as to the effectiveness of the Documents and the obligations of the parties to the Documents have been satisfied or waived in accordance with the terms thereof;

     (j) that each of Banc of America Securities LLC, Citigroup Global Markets Inc., Harris Nesbitt Corp., ABN AMRO Incorporated, Rabo-Securities USA, Inc. and Tokyo-Mitsubishi International plc and any person to whom the Original Notes have been sold or transferred has complied with and will comply with all applicable provisions of the Financial Services and Markets Act 2000 (the "ACT") (including, without limitation, Section 19 (the general prohibition) and Section 21 (restrictions on financial promotion)) with respect to anything done by it in relation to the Original Notes and the Exchange Notes (the "NOTES"), in, from or otherwise involving the United Kingdom;

     (k) that the Notes have not been and will not be offered or sold to persons (including any of Banc of America Securities LLC, Citigroup Global Markets Inc., Harris Nesbitt Corp., ABN AMRO Incorporated, Rabo-Securities USA, Inc. and Tokyo-Mitsubishi International plc) in the United Kingdom other than to persons whose ordinary activities involve them in acquiring, holding, managing, or disposing of investments (as principal or agent) for the purposes of their businesses, or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995 (as amended);

     (l) that any communication of an invitation or inducement to engage in investment activity (within the meaning of section 21 of the Act) in connection with the Notes (including, without limitation, the issuing of the offering circular issued in connection therewith and the Registration Statement (as defined in Schedule 2 hereto)) has only been made in circumstances in which section 21(1) of the Act does not apply;

     (m) that each of the UK Guarantors has assumed its obligations under the Documents in good faith and for the purpose of carrying out its business and that, at the time they were entered into, there were reasonable grounds for believing that to do so would benefit such UK Guarantor and be in its best interests;

     (n) that the information revealed by our enquiry search results obtained from the Companies Registry today in connection with the public file relating to the UK Guarantors (as defined below) kept at the Companies Registration Office in

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          London referred to in paragraph 6(a)(i) below and our oral enquiry today of the Central Registry of Winding up Petitions referred to in paragraph 6(a)(ii) below was accurate in all respects and has not since the date and lime of such search or enquiry been altered; and

     (o) that no amendment, supplement, modification, restatement to or of, as the case may be, the Original Indenture or the Supplemental Indenture has been made by the parties thereto.

OPINION

6. On the basis of the assumptions set out above and subject to the qualifications set forth below and any matters not disclosed to us and having regard to such considerations of English law in force applying as at the date of this opinion as we consider relevant, we are of the opinion that:

     (a) each UK Guarantor has been duly incorporated in Great Britain and registered in England and Wales and:

          (i) our enquiry today in connection with the public file relating to each UK Guarantor kept at the Companies Registration Office in London revealed no order or resolution for the winding up of the UK Guarantors and no notice of appointment in respect of the UK Guarantors of a liquidator, receiver, administrative receiver or administrator;

          (ii) the Central Registry of Winding up Petitions has confirmed in response to our oral enquiry made today that no petition for the winding up of any UK Guarantor has been presented within the period of six months covered by such enquiry;

     (b) each of the UK Guarantors has all necessary corporate power and capacity to undertake and perform the obligations expressed to be assumed by it in the Supplemental Indenture and the Guarantees;

     (c) the execution, delivery and performance of the Guarantees and the Supplemental Indenture has been duly authorised by all necessary corporate action on the part of each of the UK Guarantors and the Guarantees and the Supplemental Indenture have been duly executed and delivered by each of the UK Guarantors; and

     (d) the execution, delivery and performance of the Guarantees and the Supplemental Indenture will not result in any violation by any of the UK Guarantors of the provisions of their respective memorandum and articles of association or breach any statute, regulation, or rule of law which, in our experience, would normally be applicable to transactions of the type contemplated by the Documents.

QUALIFICATIONS

7. The opinions set forth above are also subject to the following qualifications:

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     (a)  the search at the Companies Registration Office referred to in paragraph 6(a)(i) above is not conclusively capable of revealing whether or not:

          (i) a winding up order has been made or a resolution passed for the winding up of a company; or

          (ii)  an administration order has been made; or

          (iii) a receiver, administrative receiver, administrator or liquidator has been appointed,

          as notice of these matters may not be filed with the Registrar of Companies immediately and, when filed, may not be entered on the public file of the relevant company immediately. In addition, that search is not capable of revealing, prior to the making of the relevant order, whether or not a winding up petition or a petition for an administration order has been presented;

     (b) the enquiry at the Central Registry of Winding up Petitions referred to in paragraph 6(a)(ii) above relates only to a compulsory winding up and is not conclusively capable of revealing whether or not a winding up petition in respect of a compulsory winding up has been presented since details of the petition may not have been entered on the records of the Central Registry of Winding up Petitions immediately or, in the case of a petition presented to a County Court, may not have been notified to the Central Registry and entered on such records at all, and the response to an enquiry only relates to the period of six months prior to the date when the enquiry was made;

     (c) this opinion is subject to and enforcement may be limited by all applicable laws relating to bankruptcy, insolvency, administration, liquidation, fraudulent conveyance, reorganisation, moratorium and other laws of general application relating to or affecting the rights of creditors;

     (d) we express no opinion as to the effect on the opinions expressed herein of (i) the compliance or non-compliance of any party to the Documents with any laws or regulations applicable to it, or (ii) the legal or regulatory status or the nature of the business of any party to the Documents; and

     (e) we express no opinion on the accuracy of the facts, or the reasonableness of any statements of opinion, contained in the Registration Statement (as defined in Schedule 2 hereto) or on whether any material facts have been omitted from it.

BENEFIT OF OPINION

8. We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm under the caption "Legal Matters" in the Registration Statement (as defined in Schedule 2 hereto). In giving this consent, we do not hereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the U.S. Securities and Exchange Commission.

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                             Yours faithfully,

                             /s/ Skadden, Arps, Slate, Meagher & Flom (UK) LLP

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                                   SCHEDULE 1

                              LIST OF UK GUARANTORS

Solo Cup (UK) Limited

Insulpak Holdings Limited

Solo Cup Europe Limited

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                                   SCHEDULE 2

                           LIST OF DOCUMENTS EXAMINED


(a)  a signed copy of the Supplemental Indenture;

(b)  a signed copy of the Indenture (including a form of the Exchange Note);

(c)  a signed copy of the Registration Rights Agreement;

(d) a signed copy of the global note to be used to represent the Exchange Notes (together with the Guarantees annotated thereon);

(e) the registration statement on Form S-4 filed with the U.S. Securities and Exchange Commission on the date hereof (the "REGISTRATION STATEMENT")

(f) a copy of the Memorandum and Articles of Association of each of the UK Guarantors certified by a respective director of each;

(g) a copy of the resolutions of the directors of Solo Cup (UK) Limited, passed on 10 June 2004 certified by one of its directors;

(h) a copy of the resolutions of the directors of Insulpak Holdings Limited, passed on 15 June 2004 certified by one of its directors; and

(i) a copy of the resolutions of the directors of Solo Cup Europe Limited, passed on 18 June 2004 certified by one of its directors.